EXHIBIT 99.1

Security Bank Corporation Announces 4th Quarter Dividend

MACON, GA –November 22, 2006

Security Bank Corporation, (NASDAQ: SBKC), announced today that it has declared a fourth quarter dividend, paying $0.075 per share on December 29, 2006 to shareholders of record on December 15, 2006.

Security Bank Corporation is a multi-bank holding company based in Macon, Georgia with assets of approximately $2.31 billion and total shareholders’ equity of $302.3 million at September 30, 2006. Security Bank Corporation operates 6 community banks with banking offices located throughout middle Georgia, coastal Georgia and north metropolitan Atlanta. In addition, Security Bank Corporation operates a mortgage subsidiary, Fairfield Financial Services, Inc., with offices throughout Georgia.

Questions about Security Bank Corporation should be directed to Rett Walker at (478) 722-6220 or Jim McLemore at (478) 722-6243.